EXHIBIT 99.1

eLINEAR ANNOUNCES $12 MILLION IN NEW FINANCING

HOUSTON, TEXAS March 2, 2005 - eLinear, Inc. (AMEX: ELU) announced today that it has finalized terms and closed on a funding facility. Twelve million dollars was committed to eLinear in the form of a convertible note. The proceeds will be used for general working capital purposes and acquisition activity.

Mike Lewis, Chief Executive Officer of eLinear, stated, "It is very exciting for us to have been able to raise capital under our terms at a time when we don’t necessarily need it. We opted to do this raise now in anticipation of tremendous growth on the horizon. Our current facilities would not have been able to keep pace alongside our growth and could have become a bottleneck."

Ramzi Nassar, Chief Strategy Officer of eLinear, stated, "This is a very flexible and innovative financing in that as our company performs better and our stock price moves, the conversion price adjusts with it, effectively reducing our cost of capital and rewarding us for stock performance. The Board of Directors asked management to put in place such a facility that would act as a cushion to enhance our path into the future and to profitability."

Details of the financing can be found at www.sec.gov in the company’s SEC filings.

eLinear previously announced revenue guidance of $32,000,000 to $36,000,000 for fiscal 2005.

About eLinear, Inc.

eLinear, Inc. is a communications, security and compliance company providing integrated technology solutions including information and physical security, IP Telephony and network and storage solutions infrastructure. Typically, the company’s customers are Fortune 2000 and small to medium sized business organizations. eLinear’s services are offered to companies seeking to increase productivity or reduce costs through investing in technology. eLinear has a national and international footprint and has its headquarters in Houston, Texas.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company’s ability to realize the projected revenues from the newly announced project orders and the future strength of the company’s business and industry. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about eLinear's future business and financial results, refer to eLinear's Annual Report on Form 10-KSB/A for the year ended December 31, 2003, and Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004. eLinear undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For more information contact:
Brian Stanton
Phone: (713) 896-0500
e-mail: investorrelations@elinear.com